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                                                                     Exhibit 8.1

           [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP APPEARS HERE]


Data Documents Incorporated
4205 South 96th Street
Omaha, Nebraska 68127-1290

        Re: Registration Statement on Form S-4 (Registration No. 333-35559)

Gentlemen:

        We are acting as counsel to Data Documents Incorporated, a Delaware corporation (the "Company") in connection with the merger (the "Merger) of IDD Acquisition Corp. ("Acquisition Sub"), a Delaware corporation and a wholly owned subsidiary of Corporate Express, Inc., a Colorado corporation ("Parent"), with and into the Company. You have requested our opinion as to the material federal income tax consequences of the Merger to holders of Company common stock, $.001 par value (the "Company Common Stock"). The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 10, 1997, among the Company, Parent and Acquisition Sub. The Merger Agreement is attached as Exhibit 2.1 to Registration Statement on Form S-4 (the "Registration Statement") filed on September 12, 1997 with the Securities and Exchange Commission in connection with the Merger. Defined terms used herein have the meanings ascribed to them in the Merger Agreement.

        In rendering our opinion, we have examined the Merger Agreement and have, with your permission, relied upon, and assumed as correct now and as of the Effective Time, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Merger Agreement, (iii) certain factual representations made by the Company, Parent and Acquisition Sub, which are described under Exhibit 7.16 to the Merger Agreement and are attached hereto and made a part hereof, and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

        On the basis of the information, representations and covenants contained in the foregoing materials, it is our opinion that: (i) the Merger will be treated for federal

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Data Documents Incorporated
October 13, 1997
Page 2


income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) Parent, Acquisition Sub and the Company will each be a party to that reorganization with the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the shares of Company Common Stock converted into Parent Common Stock, except to the extent such stockholders receives cash in lieu of fractional shares. Furthermore, the discussion under the caption "Certain Federal Income Tax Consequences" in the Registration Statement is based on the opinions expressed herein and accurately describes such opinions and the material federal income tax consequences of the Merger.

        This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by the Company, Parent, or Acquisition Sub contrary to such representations, might adversely affect the conclusions stated herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement.

                                       Very truly yours,

                                       /s/ Gibson, Dunn & Crutcher, LLP

                                       GIBSON, DUNN & CRUTCHER, LLP



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                                EXHIBIT 7.16(a)

        Form of Representations Relating to Tax Matters of the Company
        --------------------------------------------------------------

        1. As of the Effective Time, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by it immediately prior to the Merger. For the purpose of determining the percentage of the Company's net and gross assets held immediately prior to the Merger, the following assets will be treated as property immediately prior to the Merger:
(i) assets used by the Company to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

        2. Other than in the ordinary course of business or pursuant to in obligations under the Agreement, the Company has not disposed of any of its assets (including any distributions of assets with respect to, or in redemption of, stock) since ______________, 1997;

        3. The Company's principal reasons for participating in the Merger are bona fide business purposes not related to federal income taxes;

        4. In the Merger, shares representing "Control" of the Company will be exchanged solely for voting stock of Parent. For purposes of this paragraph, shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as outstanding shares on the date of the Merger but not exchanged for shares of Parent Common Stock. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at lease eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at lease eighty percent (80%) of total number of shares of each other claim of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

        5. The Company has no outstanding warrants, options, convertible securities or any other type of right to acquire capital stock of the Company (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote of) shares of the Company's capital stock which, if exercised, would affect Parent's retention of Control of the Company;

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           6.    The payment of cash in lieu of fractional shares of Parent
Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the fair market value of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their shares;

           7. The Company has no plan or intention to issue additional shares of capital stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

           8. The Company has not plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Subsidiary in the Merger except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of its assets or assets of Subsidiary to a corporation controlled by the Company;

           9. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

           10. The ratio for the exchange of shares for Parent Common Stock was negotiated through arm's length bargaining and with the assistance of competent professional advisors. Consequently, the fair market value of the shares of Parent Common Stock to be received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the shares surrendered in exchange therefor and the aggregate consideration to be received by stockholders of the Company in exchange for their shares will be approximately equal to the fair market value of all of the outstanding shares immediately prior to the Merger;

           11. The Company is not an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

           12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

           13. There is no plan or intention ("Plan") on the part of the stockholders of the Company who own five percent (5%) or more of the shares, and to the best knowledge of the management of the Company, there is no Plan on the part of the remaining stockholders of the Company to engage in a sale, exchange, transfer, distribution (including, without limitation,

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a distribution by a corporation to its stockholders), pledge, disposition or any other transaction which will result in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock received in the Merger that would reduce ownership by the Company stockholders of Parent Common Stock to a number of shares having a value as of the Effective Time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares. For purposes of this paragraph, shares (i) with respect to which a stockholder of the Company receives consideration in the Merger other than shares of Parent Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Parent Common Stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding shares exchanged for shares of Parent Common Stock in the Merger and then disposed of pursuant to a Plan;

          14. There is no intercorporate indebtedness existing between Parent and the Company or between Subsidiary and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

          15. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of shares owned by them; none of the shares of Parent Common Stock received by any shareholder-employees or independent contractors of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees or independent contractors of the Company will be for the services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

          16. To the best knowledge of the Company, during the past five (5) years, none of the outstanding shares of its capital stock of, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

          17. Up to and including the Effective Time, the Company has taken no action that would cause the merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

          18. Parent, Subsidiary and Company will each pay their respective expenses, if any, incurred in connection with the Merger. None of Parent, Subsidiary or Company will pay any expenses of the stockholders of Company incurred in connection with the Merger.

          19. The liabilities of Company and the liabilities to which its assets are subject at the Effective Time of the Merger were incurred by it in the ordinary course of its business. None of the Shares of Company to be surrendered in the Merger in exchange for Parent Common Stock in the Merger will be subject to any liabilities.

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    Form of Representation Relating to Tax Matters of Parent and Subsidiary
    -----------------------------------------------------------------------


         1. Pursuant to the Merger, Subsidiary will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Subsidiary. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Subsidiary immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Subsidiary's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Subsidiary or the Company, as the case may be, immediately prior but not subsequent to the Merger; (i) assets used by the Company or Subsidiary (other than assets transferred from Parent to Subsidiary for each purpose) to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

         2. Subsidiary was formed solely for the purpose of consummating the transactions contemplated by the Agreement, and at no time has Subsidiary conducted or will Subsidiary conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

         3. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to federal income taxes;

         4. No shares of Subsidiary (or, following the Effective Time, the Company) have been or will be used as consideration or issued to stockholders of the Company pursuant to Merger;

         5. Prior to and at the Effective Time, Parent will be in "Control" of Subsidiary. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or

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otherwise control the voting of such shares) are held by a third party
(including a voting trust) other than an agent of such person:

     6. In the Merger, shares representing Control of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as shares outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. Parent has no plan or intention to cause the Company to issue additional shares after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     7. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their shares;

     8. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

     9. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell, distribute or otherwise dispose of the stock of the Company, including by means of a spinoff; to spin-off any other Subsidiary of Parent; or to cause the Company to sell or otherwise dispose of any of its assets, including by means of a spin-off, or of any assets acquired from Subsidiary, except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of stock of the Company to a corporation controlled by the Parent, and subsequent to the Merger, the Company will continue to conduct its historic business using its historic assets;

     10. In the merger, Subsidiary will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

     11. During the past five (5) years, none of the outstanding shares of Company capital stock, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;
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             12.  Neither Parent nor Subsidiary is an "investment company"
within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code:

             13. Neither Parent nor Subsidiary is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code:

             14. The liabilities of Subsidiary assumed by the Company and the liabilities to which the transferred assets of Subsidiary are subject were incurred by Subsidiary in the ordinary course of its business;

             15. The ratio for the exchange of shares for Parent Common Stock has been negotiated through arm's length bargaining and with the assistance of competent professional advisors. Consequently, the fair market values of the shares of Parent Common Stock to be received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the shares surrendered in exchange therefor and the aggregate consideration to be received by stockholders of the Company in exchange for their shares will be approximately equal to the fair market value of all of the outstanding shares immediately prior to the Merger;

             16. Parent, Subsidiary and Company will each pay their respective expenses, if any, incurred in connection with the Merger. None of Parent, Subsidiary or Company will pay any expenses of the stockholders of Company incurred in connection with the Merger.

             17. There is no intercorporate indebtedness existing between Parent and the Company or between Subsidiary and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

             18. Any amounts paid with respect, to discounting shares of the Company will be paid by the Company solely from the Company's pre-Merger assets and without reimbursement therefor by Parent or Subsidiary;

             19. Other than as specifically provided in this Agreement, Parent will not reimburse any stockholder of the Company for the Company's capital stock such stockholder may have purchased or for other obligations such stockholder may have incurred;

             20. Parent and Subsidiary shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, asset or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. Without limitation on the foregoing, following the Effective Time, Parents shall cause the Company to either continue the historic business of the Company or use a significant portion the Company's historic business assets in a business.


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